Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Digital Realty Trust, Inc. of our report dated March 14, 2015, except with respect to the effects of the restatement described in Note 2 to the consolidated financial statements, which is as of July 10, 2015, relating to the financial statements of Telx Holdings Inc., which appears in the Current Reports on Form 8-K of Digital Realty Trust, Inc. dated July 14, 2015 and August 13, 2015.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 7, 2015